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                     June 5, 2023

       Wang Min
       Chief Executive Officer
       YCQH Agricultural Technology Co. Ltd
       No. 1104, Ren Min Nan Road No. 45
       Wuhou District, Chengdu,
       Sichuan Province, China 610000

                                                        Re: YCQH Agricultural
Technology Co. Ltd
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 30,
2023
                                                            File No. 333-252500

       Dear Wang Min:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services